Exhibit 2(g)(1)

CALAMOS-AVENUE OPPORTUNITIES FUND

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

AMENDED AND RESTATED AGREEMENT made as of the 11th day of January 2022, by and between Calamos-Avenue Opportunities Fund (the “Fund”) and Calamos Avenue Management, LLC (the “Advisor”).

WHEREAS, the Fund is a closed-end, management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), operating as an interval fund under the 1940 Act;

WHEREAS, the Advisor is registered as an investment advisor under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Fund and the Advisor entered into that certain Investment Advisory Agreement dated as of July 27th, 2021; and

WHEREAS, the Fund and the Adviser desire to amend and restate the Investment Advisory Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed by and between the parties, as follows:

1.	General Provision.

The Fund hereby employs the Advisor, and the Advisor hereby undertakes to act as the investment advisor of the Fund and to perform for the Fund such other duties and functions as are hereinafter set forth. The Advisor shall, in all matters, give to the Fund and its Board of Trustees (the “Board” and each trustee of the Fund, a “Trustee” and collectively, the “Trustees”) the benefit of its judgment, effort, advice and recommendations and shall, at all times conform to, and use its best efforts to enable the Fund to conform to: (a) the provisions of the 1940 Act and any rules or regulations thereunder; (b) any other applicable provisions of state or federal law; (c) the provisions of the Fund’s Declaration of Trust (“Declaration of Trust”) and By-Laws (“By-Laws”) as amended from time to time; (d) policies and determinations of the Board; (e) the Fund’s fundamental policies and investment restrictions as reflected in its registration statement under the 1940 Act or as such policies may, from time to time, be amended by the Fund's shareholders; and (f) the Fund’s prospectus (“Prospectus”) and statement of additional information (“Statement of Additional Information”) in effect from time to time. The appropriate officers and employees of the Advisor shall be available upon reasonable notice for consultation with any of the Trustees and officers of the Fund with respect to any matters dealing with the business and affairs of the Fund.

2.	Investment Management.

(a)            The Advisor shall, subject to the oversight of the Board, (i) regularly provide, or arrange for and oversee the provision of, investment advice and recommendations to the Fund with respect to its investments, investment policies and the purchase and sale of securities and other investments; (ii) supervise the investment program of the Fund and the composition of its portfolio and determine, or oversee the determination of, what securities and other investments shall be purchased or sold by the Fund; and (iii) arrange, subject to the provisions of paragraph 7 hereof, for the purchase of securities and other investments for the Fund and the sale of securities and other investments held in the portfolio of the Fund.

(b)            Provided that the Fund shall not be required to pay any compensation other than as provided by the terms of this Agreement and subject to the provisions of subparagraph (c) of paragraph 7 hereof, the Advisor may obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services.

(c)            To the extent permitted by applicable law, the Advisor may, from time to time with Board approval, appoint one or more sub-advisors, including without limitation affiliates of the Advisor, to perform investment advisory services with respect to the Fund (including, without limitation, those set forth in subparagraph (a) of this paragraph 2), and may, in its sole discretion, terminate any or all such sub-advisors at any time to the extent permitted by applicable law.

(d)            The Advisor shall have the authority to (i) enter into, on behalf of the Fund and as its advisor and/or agent in fact, (A) any agreement, and any supporting documentation, with any futures commission merchant registered with the U.S. Commodity Futures Trading Commission to provide execution and clearing services for exchange-traded commodity futures contracts, options on futures contracts and cleared swaps for the Fund and (B) futures (including security futures) contracts, forward foreign currency exchange contracts, options on securities (listed and over-the-counter), options on indices (listed and over the-counter), options on foreign currency and other foreign currency transactions, swap transactions (cleared or un-cleared) (including, without limitation, interest rate, credit default, total return, and related types of swap and notional rate agreements), options on swap transactions, forward rate agreements, TBA transactions and other transactions involving the forward purchase or sale of securities, repurchase and reverse repurchase transactions, buy/sell back transactions and other similar types of investment contracts or transactions, and any agreements, instruments or documentation governing any of the foregoing (including, without limitation, brokerage agreements, execution agreements, ISDA master agreements, master securities forward transactions agreements, master repurchase agreements, master securities lending agreements, security or collateral agreements, control agreements and any other agreements, instruments or documents similar or incidental to the foregoing that currently are, or in the future become, customary or necessary with respect to the documentation of any of the foregoing, and any schedules and annexes to the aforementioned agreements, instruments and documents, and any releases, consents, waivers, amendments, elections or confirmations to any of the aforementioned agreements, instruments and documents (collectively, “Investment Instruments”), (ii) pledge and deliver cash, securities, commodities or other assets of the Fund as collateral security in connection with any Investment Instrument, and (iii) otherwise act on behalf of the Fund in connection with the exercise of any rights or the satisfaction of any obligations and liabilities of the Fund under any Investment Instruments or other agreement or documentation.

(e)            Provided that nothing herein shall be deemed to protect the Advisor from its willful misfeasance, lack of good faith or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under the Agreement, the Advisor, each of its affiliates and all respective partners, members, directors, officers, trustees and employees and each person, if any, who within the meaning of Section 15 of the Securities Act of 1933, as amended, controls, is controlled by or is under common control with the Advisor (“Control Persons”) shall not be liable for any error of judgment or mistake of law and shall not be subject to any expenses or liability to the Fund or any of the Fund’s shareholders, in connection with the matters to which this Agreement relates.

(f)             The Fund shall indemnify and hold harmless the Advisor and each of its respective officers, managers, partners, agents, employees, controlling persons, trustees, members and any other person affiliated with any of them (collectively, the “Indemnified Parties”) against any and all losses, claims, damages, liabilities or litigation (including without limitation reasonable attorneys’ fees and other expenses), to which such persons may become subject under the 1940 Act, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Advisers Act, the Commodity Exchange Act, as amended, or any other statute, law, rule or regulation, arising out of or otherwise based upon the performance of any of the Advisor’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund. Notwithstanding the foregoing provisions of this Section 2(f), nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of any Indemnified Party’s duties or by reason of the reckless disregard of the Advisor’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder). The parties agree that each Indemnified Party shall be a third-party beneficiary of the terms of this subparagraph (f).

(g)            Nothing in this Agreement shall prevent the Advisor or any officer thereof from acting as investment advisor for any other person, firm or corporation and shall not in any way limit or restrict the Advisor or any of its directors, officers or employees from buying, selling or trading any securities or other instruments for its own account or for the account of others for whom it or they may be acting, provided that such activities will not adversely affect or otherwise impair the performance by the Advisor of its duties and obligations under this Agreement and under the Advisers Act.

3.	Other Duties of the Advisor.

(a)            The Advisor shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Advisor shall be deemed to include persons employed or otherwise retained by the Advisor to furnish statistical and other factual data, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Advisor may desire.

(b)            The Advisor shall also furnish such reports, evaluations, information or analyses to the Fund as the Board may request from time to time or as the Advisor may deem to be desirable. The Advisor shall make recommendations to the Board with respect to Fund policies, and shall carry out such policies as are adopted by the Trustees. The Advisor shall, subject to review by the Board, furnish such other services as the Advisor shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.

(c)            The Fund will, from time to time, furnish or otherwise make available to the Advisor such financial reports, proxy statements and other information relating to the business and affairs of the Fund as the Advisor may reasonably require in order to discharge its duties and obligations hereunder. The Advisor shall as agent for the Fund maintain the Fund’s records required in connection with the performance of its obligations under this Agreement and required to be maintained under the Investment Company Act. All such records so maintained shall be the property of the Fund and, upon request therefore, the Advisor shall surrender to the Fund such of the records so requested; provided that the Advisor may, at its own expense, make and retain copies of any such records.

(d)            The Advisor shall bear the cost of rendering the investment advisory and supervisory services to be performed by it under this Agreement, and shall, at its own expense, pay the compensation of the officers and employees, if any, of the Fund who are also directors, officers or employees of the Advisor.

4.	Fund Expenses.

(a)            Except as otherwise provided in this Agreement or by law, the Advisor shall not be responsible for the Fund’s expenses and the Fund assumes and shall pay or cause to be paid all of its expenses, including, without limitation: organizational and offering expenses (including without limitation out-of-pocket expenses, but not overhead or employee costs of the Advisor); expenses for legal, accounting and auditing services (including expenses of legal counsel to the Trustees who are not interested persons (as defined in the 1940 Act) of the Fund or the Advisor); taxes (including without limitation securities and commodities issuance and transfer taxes) and governmental fees (including without limitation fees payable by the Fund to Federal, State or other governmental agencies and associated filing costs); dues and expenses incurred in connection with membership in investment company organizations (including without limitation membership dues of the Investment Company Institute); costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; charges of the Fund’s custodians and sub-custodians, administrators and sub-administrators, registrars, depositories, transfer agents, dividend disbursing agents and dividend reinvestment plan agents (including under the custody, administration and other agreements); costs of valuation service providers retained by the Fund or the Advisor; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the Commission and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel); fees and expenses of registering or qualifying securities of the Fund for sale in the various states; fees and expenses incident to listing of the Fund’s shares on any exchange; postage, freight and other charges in connection with the shipment of the Fund’s portfolio securities; fees and expenses of Trustees who are not interested persons (as defined in the 1940 Act) of the Fund or the Advisor and of any other trustees or members of any advisory board or committee who are not employees of the Advisor or any corporate affiliate of the Advisor; salaries of shareholder relations personnel; costs of shareholders meetings; insurance (including, without limitation, insurance premiums on property or personnel (including, without limitation, officers and Trustees) of the Fund which inure to its benefit); interest; brokerage costs (including, without limitation, brokers’ commissions or transactions costs chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party); any costs and expenses associated with or related to due diligence performed with respect to the Fund’s offering of its shares, including, but not limited to, costs associated with or related to due diligence activities performed by, on behalf of, or for the benefit of broker-dealers, registered investment advisers, distribution platforms and third-party due diligence providers, to the extent contemplated in the Fund’s distribution plan; the Fund’s proportionate share of expenses related to co-investments; broken deal expenses (including, without limitation, research costs, fees and expenses of legal, financial, accounting, consulting or other advisers (including the Advisor or its affiliates) in connection with conducting due diligence or otherwise pursuing a particular non-consummated transaction, fees and expenses in connection with arranging financing for a particular non-consummated transaction, travel costs, deposits or down payments that are forfeited in connection with, or amounts paid as a penalty for, a particular non-consummated transaction and other expenses incurred in connection with activities related to a particular non-consummated transaction); all expenses incident to the payment of any dividend, distribution (including any dividend or distribution program), withdrawal or redemption, whether in shares or in cash; the costs associated with the Fund’s share repurchase program; the cost of making investments (including third-party fees and expenses with respect to or associated with negotiating any such investments) purchased or sold for the Fund; litigation and other extraordinary or non-recurring expenses (including, without limitation, legal claims and liabilities and litigation costs and any indemnification related thereto) (subject, however, to paragraph 2 hereof); the cost of any valuation service provider engaged on the Fund’s behalf or with respect to the Fund’s assets (including engagement of such valuation service provider by the Advisor or its affiliates) and all other charges and costs of the Fund’s operations.

(b)            The Fund shall reimburse the Advisor or its affiliates for any expenses of the Fund as may be reasonably incurred as specifically provided for in this Agreement (including, for the avoidance of doubt, any of the above expenses incurred by the Advisor or its affiliates on the Fund’s behalf) or as specifically agreed to by the Board. The Advisor shall keep and supply to the Fund reasonable records of all such expenses.

5.	Compensation of the Advisor.

The Fund agrees to pay the Advisor and the Advisor agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee as set forth on Exhibit A. If this Agreement expires or is terminated, the Advisor shall be entitled to receive all amounts (including any accrued by unreimbursed expenses) payable to it and not yet paid pursuant to this Section.

6.	Use of Names.

(a)            The Fund agrees and consents that: (i) the name “Calamos” is proprietary to Calamos Advisors LLC (or one or more of its affiliates), a member of the Advisor; (ii) it will only use the name “Calamos” as a component of its name and for no other purpose; (iii) it will not purport to grant to any third party the right to use the name for any other purpose; (iv) Calamos Advisors LLC, or one or more of its affiliates may use or grant to others the right to use the name “Calamos” as all or a portion of a corporate or business name or for any commercial purpose, including, without limitation, a grant of such right to any other investment company or other pooled vehicle; (v) upon termination of this Agreement, the Fund shall promptly take whatever action may be necessary to change its name and discontinue any further use of the name “Calamos” in the name of the Fund or otherwise.

(b)            The Fund agrees and consents that: (i) the name “Avenue” is proprietary to Avenue Capital Management II, L.P. (or one or more of its affiliates), a member of the Advisor; (ii) it will only use the name “Avenue” as a component of its name and for no other purpose; (iii) it will not purport to grant to any third party the right to use the name for any other purpose; (iv) Avenue Capital Management II, L.P., or one or more of its affiliates may use or grant to others the right to use the name “Avenue” as all or a portion of a corporate or business name or for any commercial purpose, including, without limitation, a grant of such right to any other investment company or other pooled vehicle; upon termination of this Agreement, the Fund shall promptly take whatever action may be necessary to change its name and discontinue any further use of the name “Avenue” in the name of the Fund or otherwise.

7.	Portfolio Transactions and Brokerage.

(a)            The Advisor is authorized, subject to the supervision and oversight of the Board, to establish and maintain accounts on behalf of the Fund with, and place orders for the purchase and sale of the Fund’s portfolio securities or other investments with or through, such persons, brokers or dealers, futures commission merchants or other counterparties (“brokers”) as the Advisor may elect and negotiate commissions to be paid on such transactions; provided, however, that a broker affiliated with the Advisor shall be used only in transactions permissible under applicable laws, rules and regulations, including without limitation the 1940 Act and the Advisers Act and the rules and regulations promulgated thereunder, as well as permitted by the Policies adopted by the Fund. The Advisor, upon reasonable request of the Board, shall promptly provide the Board with copies of all agreements regarding brokerage arrangements related to the Fund.

(b)            The Advisor shall enter into transactions and place orders for the purchase and sale of portfolio investments for the Fund’s account with brokers, dealers and/or other counterparties selected by the Advisor. In the selection of such brokers, dealers and/or other counterparties and the entering into of such transactions and placing of such orders, the Advisor shall seek to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services, as provided below. In using its reasonable efforts to obtain for the Fund the most favorable price and execution available, the Advisor, bearing in mind the best interests of the Fund at all times, shall consider all factors it deems relevant, including without limitation price, the size of the transaction, the breadth and nature of the market for the security, the difficulty of the execution, the amount of the commission, if any, the timing of the transaction, market prices and trends, the reputation, experience and financial stability of the broker, dealer or counterparty involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Board may determine, or as may be mutually agreed to by the Advisor and the Board, the Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services (within the meaning of Section 28(e) of the 1934 Act, and any Commission guidance issued thereunder) to the Advisor an amount of commission for effecting an investment transaction in the Fund that is in excess of the amount of commission or spread that another broker or dealer would have charged for effecting that transaction if, but only if, the Advisor determines in good faith that such commission or spread was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the overall responsibility of the Advisor with respect to the accounts for which it exercises investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act). It is recognized that the services provided by such brokers and dealers may be useful to the Advisor in connection with the Advisor’s services to other clients. The Advisor is responsible for obtaining a completed Form W-9 from any broker it selects to place orders for the Fund, and responsible for providing such to the Fund.

(c)            On occasions when the Advisor deems the purchase or sale of a security to be in the best interests of the Fund as well as other clients of the Advisor, the Advisor, to the extent permitted by applicable laws and regulations (including, without limitation, any applicable exemptive orders or Commission guidance) and subject to the trade allocation procedures, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions or spreads and efficient execution. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Advisor in accordance with the approved procedures.

(d)            The Advisor shall render reports to the Board as requested regarding commissions generated as a result of trades executed by the Advisor for the Fund, as well as information regarding third-party services, if any, received by the Advisor as a result of trading activity relating to the Fund with brokers and dealers.

8.	Duration.

This Agreement will take effect on the date first set forth above. Unless earlier terminated pursuant to paragraph 9 hereof, this Agreement shall remain in effect until two years from the date hereof, and thereafter will continue in effect from year to year, so long as such continuance shall be approved at least annually by the Board, including, without limitation, the vote of the majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, or by the holders of a “majority” (as defined in the 1940 Act) of the outstanding voting securities of the Fund and by such a vote of the Board.

9.	Termination.

This Agreement may be terminated: (a) by the Advisor at any time without penalty upon giving the Fund at least sixty days’ written notice (which notice may be waived by the Fund); (b) by the Fund at any time without penalty upon at least sixty days’ written notice to the Advisor (which notice may be waived by the Advisor); or (c) by the Fund upon delivery of written notice from the Fund to the Advisor in the event of a material breach of any provision of this Agreement by the Advisor, provided that, to the extent such material breach is capable of being cured, the Fund shall have first provided the Advisor written notice of the material breach and the Advisor shall have failed to cure such breach to the reasonable satisfaction of the Fund within 10 days after the delivery of such notice; provided that termination by the Fund under (b) or (c) above shall be directed or approved by the vote of a majority of all of the Trustees then in office or by the vote of the holders of a “majority” (as defined in the 1940 Act) of the outstanding voting securities of the Fund.

10.	Assignment or Amendment.

This Agreement may not be amended without the affirmative vote of the Board, including a majority of the Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purposes of voting on such approval and, where required by the 1940 Act, by a vote or written consent of a “majority” of the outstanding voting securities of the Fund, and shall automatically and immediately terminate in the event of its “assignment,” as defined in the 1940 Act.

11.	Disclaimer of Shareholder Liability.

The Advisor understands that the obligations of the Fund under this Agreement are not binding upon any Trustee or shareholder of the Fund personally, but bind only the Fund and the Fund’s property. The Advisor represents that it has notice of the provisions of the Declaration of Trust of the Fund disclaiming shareholder liability for acts or obligations of the Fund.

12.	Definitions.

The terms and provisions of this Agreement shall be interpreted and defined in a manner consistent with the provisions and definitions of the 1940 Act.

13.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken altogether shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

14.	Governing Law, Jurisdiction, etc.

This Agreement shall be governed by and construed in accordance with substantive laws of the State of New York without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control. The state and federal courts sitting within the State and County of New York shall be the sole and exclusive forums for any action or proceeding hereunder and the parties hereto consent to the jurisdiction thereof. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.	Severability

If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

16.	Entire Agreement

This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof. Each party shall perform such further actions and execute such further documents as are necessary to effectuate the purpose of this Agreement.

17.	Survival

The provisions of Sections 5, 6, 11, 14 and 17 shall survive termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Agreement on the day and year first written above.

CALAMOS-AVENUE OPPORTUNITIES FUND

By:	/s/ J. Christopher Jackson
Name: J. Christopher Jackson
Title: Secretary and Chief Legal Officer

Calamos Avenue Management, LLC

By:	/s/ Thomas E. Herman
Name: Thomas E. Herman
Title: President and Chief Financial Officer

EXHIBIT A TO

ADVISORY AGREEMENT

A management fee calculated and payable monthly in arrears based on the month-end value of the Fund’s “Managed Assets” (as defined below) at an annual rate of:

1.85% of the Fund’s month-end value of the Fund’s Managed Assets

“Managed Assets” means the total assets of the Fund (including any assets attributable to any leverage that may be outstanding) minus the sum of liabilities (other than debt representing financial leverage).